Exhibit 99

Company Press Release dated July 20, 2016

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

SECTION 1

SECTION 2     FARMERS & MERCHANTS BANCORP, INC. REPORTS

SECTION 3     2016 SECOND-QUARTER AND YEAR-TO-DATE FINANCIAL RESULTS

ARCHBOLD, OHIO, July 20, 2016, Farmers & Merchants Bancorp, Inc. (OTCQX: FMAO) today reported financial results for the 2016 second quarter and year-to-date ended June 30, 2016.

2016 Second Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	53 consecutive quarters of profitability
•	Total assets up 8.4% to $1,021,275,000
•	Total loans increased 17.9% to $731,691,000
•	Net interest income after provision for loan losses increased 10.6% to $8,001,000
•	Net income increased 14.5% to $2,974,000
•	Earnings per basic and diluted shares increased 16.1% to $0.65
•	Declared quarterly dividend increased 4.5% to $0.23 per share
•	Noninterest income improved 6.9% to $2,884,000

“Favorable business and financial momentum continued in the 2016 second quarter as we ended the period with record total assets and loans outstanding, while earnings increased 16.1% to $0.65 per share,” stated Paul S. Siebenmorgen, President and Chief Executive Officer. “Our growing financial results demonstrate the success our strong community banking franchise is having throughout our Northwestern Ohio and Northeastern Indiana markets. In addition, our customer centric approach is helping us grow share within our markets, while our local economies are benefitting from low unemployment rates, and stable manufacturing and agricultural demand.”

Income Statement

Net income for the 2016 second quarter ended June 30, 2016 was $2,974,000, or $0.65 per basic and diluted share compared to $2,597,000, or $0.56 per basic and diluted share for the same period last year. The 14.5% improvement in net income for the 2016 second quarter was primarily due to a 10.6% increase in net interest income after provision for loan losses, and a 6.9% increase in noninterest income, partially offset by a 4.3% increase in noninterest expense.

Net income for the 2016 first half was $5,455,000, or $1.18 per basic and diluted share compared to $4,948,000, or $1.07 per basic and diluted share for the period ended June 30, 2015. The 10.2% improvement in net income for the 2016 six-month period was primarily due to an 8.9% increase in net interest income after provision for loan losses, and a 5.7% increase in noninterest income, partially offset by a 5.4% increase in noninterest expense.

Loan Portfolio and Asset Quality

Total loans at June 30, 2016 increased 17.9% to a record $731,691,000, compared to $620,591,000 at June 30, 2015, and up 6.7% from $685,878,000 at December 31, 2015. Year-over-year loan growth was strong across the company’s lending areas and included a 28.0% increase in commercial real estate loans, a 21.2% increase in consumer loans, a 16.6% increase in agricultural real estate loans, a 12.2% increase in agricultural, a 9.5% increase in commercial and industrial loans, and a 2.6% increase in consumer real estate loans, offset by a 20.1% reduction in industrial development bonds.

The company’s provision for loan losses for the 2016 second quarter was $339,000, compared to $183,000 for the 2015 second quarter. Year-to-date, the provision for loan losses was $616,000, compared to $297,000 for the same period last year. The second quarter and year-to-date increase in provision expense was a result of the significant growth the company has experienced in its loan portfolio.

F&M’s loan quality remains strong as the allowance for loan losses to nonperforming loans was 424.9% at June 30, 2016, compared to 193.5% at June 30, 2015. Net charge-offs for the second quarter ended June 30, 2016 were $131,000, or 0.02% of average loans, compared to $233,000 or 0.04% of average loans, at June 30, 2015. Year-to-date, net charge-offs were $180,000, or 0.01% of average loans outstanding, compared to $275,000, or 0.04% of average loans outstanding for the same period last year.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $119,913,000 at June 30, 2016, compared to $114,960,000 at December 31, 2015, and $111,594,000 at June 30, 2015. On a per share basis, tangible stockholders’ equity at June 30, 2016 was $26.04, compared with $24.92 at December 31, 2015, and $24.23 at June 30, 2015. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At June 30, 2016, the company had a Tier 1 leverage ratio of 11.74%, compared to 11.90% at June 30, 2015.

For the 2016 second quarter, the company declared cash dividends of $0.23 per share, which represented a dividend payout ratio of 35.3% compared to 38.8% for the same period last year.

Mr. Siebenmorgen concluded, “We remain committed to conservatively managing risk and I am encouraged by the exceptionally low charge-off rate in the second quarter. In addition, I am pleased with the sequential increase in profitability we achieved during the 2016 second quarter as our return on average assets increased 19 basis points to 1.18% and return on average equity increased 153 basis points to 9.71%. As a result of the second quarter’s improvement in profitability, F&M’s board of directors approved a 4.5% increase in our quarterly dividend, representing the 17th consecutive year we have increased our dividend payment. Finally, we are investing in growing our branches and in May 2016 announced construction of our 24th branch office in Bowling Green, Ohio, which we anticipate opening in the third quarter. Once completed, this office will represent the second new branch opened this year. While it will take several quarters for each branch to get to scale, we are excited about the long-term potential of our new Ft. Wayne, Indiana, and Bowling Green, Ohio markets.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 23 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

(Unaudited; in thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest Income
Loans, including fees	$8,362	$7,163	$16,368	$14,257
Debt securities:
U.S. Treasury and government agencies	595	620	1,175	1,216
Municipalities	380	458	749	905
Dividends	37	37	75	74
Federal funds sold	2	3	2	5
Other	11	8	22	16

Total interest income	9,387	8,289	18,391	16,473
Interest Expense
Deposits	885	808	1,739	1,605
Federal funds purchased and securities sold under agreements to repurchase	126	63	231	124
Borrowed funds	36	—	73	—

Total interest expense	1,047	871	2,043	1,729

Net Interest Income—Before Provision for Loan Losses	8,340	7,418	16,348	14,744
Provision for Loan Losses	339	183	616	297

Net Interest Income After Provision
For Loan Losses	8,001	7,235	15,732	14,447
Noninterest Income
Customer service fees	1,308	1,424	2,786	2,783
Other service charges and fees	999	965	1,909	1,879
Net gain on sale of loans	234	173	403	348
Net gain on sale of available for sale securities	343	137	456	246

Total noninterest income	2,884	2,699	5,554	5,256
Noninterest Expense
Salaries and Wages	2,840	2,714	5,680	5,369
Employee benefits	715	687	1,577	1,751
Net occupancy expense	346	368	724	723
Furniture and equipment	443	427	855	849
Data processing	361	320	772	649
Franchise taxes	225	187	439	374
Net loss on sale of other assets owned	—	5	45	11
FDIC Assessment	121	119	242	238
Mortgage servicing rights amortization	99	103	188	183
Other general and administrative	1,507	1,451	3,121	2,799

Total other operating expenses	6,657	6,381	13,643	12,946

Income Before Income Taxes	4,228	3,553	7,643	6,757
Income Taxes	1,254	956	2,188	1,809

Net Income	2,974	2,597	5,455	4,948

Other Comprehensive Income (Net of Tax):
Net unrealized gain on available for sale securities	649	(1,824)	2,594	(94)
Reclassification adjustment for gain on sale of available for sale securities	(343)	(137)	(456)	(246)

Net unrealized gain on available for sale securities	306	(1,961)	2,138	(340)
Tax expense	104	(667)	727	(116)

Other comprehensive income	202	(1,294)	1,411	(224)
Comprehensive Income	$3,176	$1,303	$6,866	$4,724

Earnings Per Share—Basic and Diluted	$0.65	$0.56	$1.18	$1.07

Dividends Declared	$0.23	$0.22	$0.45	$0.43

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(in thousands of dollars)
	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and due from banks	$22,895	$21,333
Federal funds sold	484	685

Total cash and cash equivalents	23,379	22,018

Interest-bearing time deposits	1,960	—
Securities—available-for-sale	217,063	235,115
Other securities, at cost	3,717	3,717
Loans, net	725,198	679,821
Premises and equipment	21,295	20,587
Goodwill	4,074	4,074
Mortgage servicing rights	2,143	2,056
Other real estate owned	1,252	1,175
Other assets	21,194	20,505

Total Assets	$1,021,275	$989,068

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Noninterest-bearing	$170,126	$171,112
Interest-bearing
NOW accounts	204,924	190,890
Savings	236,546	225,052
Time	191,250	184,285

Total deposits	802,846	771,339

Federal Funds purchased and securities sold under agreements to repurchase	75,942	78,815
Federal Home Loan Bank (FHLB) advances	10,000	10,000
Dividend payable	1,051	1,007
Accrued expenses and other liabilities	6,548	7,810

Total liabilities	896,387	868,971

Commitments and Contingencies

Stockholders’ Equity
Common stock—No par value—10,000,000 shares authorized 5,200,000 shares issued and outstanding	12,260	12,086
Treasury Stock—594,466 shares 2016, 587,466 shares 2015	(12,583)	(12,389)
Retained earnings	123,587	120,188
Accumulated other comprehensive income	1,624	212

Total stockholders’ equity	124,888	120,097

Total Liabilities and Stockholders’ Equity	$1,021,275	$989,068

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
Selected financial data	2016	2015	2016	2015
Return on average assets	1.17%	1.10%	1.08%	1.05%
Return on average equity	9.61%	8.90%	8.90%	8.52%
Yield on earning assets	3.99%	3.85%	3.98%	3.85%
Cost of interest bearing liabilities	0.58%	0.53%	0.58%	0.53%
Net interest spread	3.41%	3.32%	3.40%	3.32%
Net interest margin	3.56%	3.45%	3.55%	3.45%
Efficiency	60.15%	62.59%	62.56%	64.18%
Dividend payout ratio	35.34%	38.78%	37.69%	39.81%
Tangible book value per share	$26.04	$24.23
Tier 1 capital to average assets	11.74%	11.90%

	June 30
Loans	2016	2015
(Dollar amounts in thousands)
Commerical real estate	$357,838	$279,489
Agricultural real estate	61,403	52,682
Consumer real estate	89,090	86,796
Commercial and industrial	104,336	95,275
Agricultural	83,287	74,229
Consumer	30,458	25,140
Industrial development bonds	5,952	7,452
Less: Net deferred loan fees and costs	(673)	(472)

Total loans	$731,691	$620,591

	June 30
Asset quality data	2016	2015
(Dollar amounts in thousands)
Nonaccrual loans	$1,528	$3,063
Troubled debt restructuring	$815	$1,255
90 day past due and accruing	$—	$—
Nonperforming loans	$1,528	$3,063
Other real estate owned	$1,252	$1,098
Non-performing assets	$2,780	$4,161

(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,493	$5,927
Allowance for loan and lease losses/total loans	0.89%	0.96%
Net charge-offs:
Quarter-to-date	$131	$233
Year-to-date	$180	$275
Net charge-offs to average loans
Quarter-to-date	0.02%	0.04%
Year-to-date	0.01%	0.04%
Non-performing loans/total loans	0.21%	0.49%
Allowance for loan and lease losses/nonperforming loans	424.86%	193.50%